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December 17, 1997



Board of Directors
First National Entertainment Corp.
600 Enterprise Drive
Suite 109
Oak Brook, Illinois  60523

Dear Board of Directors:

Please consider this letter as my tender of resignation, Board Member of First National Entertainment Corp., effective today, December 17, 1997.

Sincerely,



Jurg Mullhaupt
Board Member
First National Entertainment Corp.